Exhibit 99.1

CONTACT:

Mark Gallenberger

LTX Corporation

781.467.5417 (t)

mark_gallenberger@ltx.com

www.ltx.com

LTX Announces Fourth Quarter and Fiscal Year Results

WESTWOOD, Mass. – August 27, 2003 – LTX Corporation (Nasdaq: LTXX), a leading provider of semiconductor test solutions, today announced financial results for its fourth quarter and fiscal year ended July 31, 2003. The operating results for the quarter exceeded the high end of Company guidance and showed continued improvement from the prior quarter.

Sales for the quarter were $33,654,000, up from $28,777,000 in the third quarter, with a net loss of $(81,531,000), or $(1.61) per share on a GAAP basis. Excluding one-time charges of $17.2 million associated with the acquisition of StepTech, and charges associated with an excess inventory reserve of $48.5 million, and applying the statutory 40% tax rate, the non-GAAP net loss for the quarter would have been $(9,507,000), or $(0.19) per share. Net loss for the third fiscal quarter was $(17,976,000), or $(0.36) per share on a GAAP basis. Applying the statutory 40% tax rate, the non-GAAP net loss for the third quarter would have been $(10,786,000), or $(0.22) per share. Sales were $32,630,000 for the fourth quarter of fiscal year 2002 and net loss was $(90,319,000), or $(1.84) per share on a GAAP basis. (Non-GAAP comparative information is provided at the end of this press release.) New orders for the quarter were $40.3 million, up 25% from the prior quarter, there were no customer cancellations. The book-to-bill ratio for the fourth quarter was 1.2 to 1. The Company won two new customers and several fabless companies committed production to the Fusion platform in the quarter.

For the twelve-month period ended July 31, 2003, sales were $119,449,000 compared to $121,273,000 in the preceding fiscal year. Net loss was $(145,068,000), or $(2.92) per share on a GAAP basis. Excluding the charges associated with the acquisition of StepTech, excess inventory and restructuring charge and applying a 40% statutory tax rate, the non-GAAP net loss would have been $(44,273,000) or $(0.89) per share for the year. For the prior fiscal year, net loss was $(149,880,000), or $(3.08) per

(more)

LTX Announces Fourth Quarter and Fiscal Year Results

share on a GAAP basis. Excluding a one-time, non-cash valuation allowance for net deferred tax assets and an excess inventory charge the non-GAAP net loss would have been $(44,374,000), or $(0.91) per share for the year.

The Company’s ending cash balances declined by $10.4 million during the quarter including an out-flow of $6.8 million of net cash used for the acquisition of StepTech. Excluding the StepTech acquisition, the Company bettered its fourth quarter forecast with cash balances declining by $3.5 million, compared to the expected $6 million.

Roger W. Blethen, chairman and chief executive officer of LTX commented, “We exceeded our financial operating targets for the quarter and achieved a 25% increase in new orders. During the quarter, we won two new customers, one a major U.S.-based diversified manufacturer (IDM) who chose Fusion as their next generation platform for automotive and power management products and the other a Taiwanese subcontract test company using Fusion to test DVD chips. Also, several fabless companies made the decision to use Fusion for the production test of their WLAN and BlueTooth devices.

With the successful introduction of Fusion HFi, a significant new variable was added to our quarterly inventory analysis. The HFi is meeting its complete technical specifications and is in production testing of advanced devices with customers. With the growing acceptance for Fusion HFi, our inventory analysis directed us to take an excess inventory reserve made up primarily of raw material.”

Mr. Blethen continued, “During the fiscal year, we achieved several strategic objectives; we successfully brought the newest Fusion configuration to market, Fusion HFi, we aggressively reduced our break-even level from the start of the fiscal year and we acquired and integrated StepTech, our Fusion CX development partner.

As we enter fiscal year 2004, LTX believes the new growth cycle is beginning to emerge with several indicators pointing to continued recovery in our industry. As business conditions improve, LTX believes that our efforts over the last couple of years of fully implementing a flexible business model should provide good leverage as we move forward into the next cycle.”

First Quarter 2004 Outlook

For the quarter ending October 31, 2003, revenue is expected to be in the range of $37 million to $40 million, with gross margin at approximately 26%. The earnings (loss) per share is projected to be a loss in the range of $(0.24) to $(0.27) assuming 51.7 million shares outstanding. This guidance

(more)

LTX Announces Fourth Quarter and Fiscal Year Results

does not include any provisions for one-time charges and does not include any tax benefit.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we use certain non-GAAP financial measures identified above. These non-GAAP measures exclude certain charges and include tax effects. We believe that the use of such non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, and allows comparison of such results to previous periods or forecasts. LTX’s management uses these non-GAAP measures, in addition to GAAP financial measures, as a basis for measuring core operating performance, as well as comparing such performance to prior periods and to the performance of our competitors. These non-GAAP financial measures should not be considered as a substitute for the financial measures prepared in accordance with GAAP.

LTX’s financial guidance, however, is only provided on a non-GAAP basis. It is not feasible to provide guidance per GAAP because non-recurring charges are difficult to predict and estimate, and are primarily dependent on future events.

The Company will conduct a conference call today, August 27, 2003, at 4:30 PM EDT to discuss this release. The conference call will be simulcast via the LTX web site (www.ltx.com). Audio replays of the call can be heard through September 3, 2003 via telephone by dialing 888-286-8010, passcode 46255648 or by visiting our web site at www.ltx.com.

“Safe Harbor” Statement: This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments, including, without limitation, statements regarding our revenue, margin and earnings guidance, are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors and risks that could cause actual results or events to differ materially from those indicated by these forward-looking statements. Such risks and factors include, but are not limited to, the risk of fluctuations in sales and operating results, risk related to the timely development of new products, options and software applications, as well as the

(more)

LTX Announces Fourth Quarter and Fiscal Year Results

other factors described under “Business Risks” in LTX’s most recently filed annual report on Form 10-K and in our most recently filed quarterly report on Form 10-Q filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements.

LTX Corporation (Nasdaq: LTXX) is a leading supplier of test solutions for the global semiconductor industry. Fusion, LTX’s patented, scalable, single-platform test system, uses innovative technology to provide high-performance, cost-effective testing of system-on-a-chip, mixed signal, RF, digital and analog integrated circuits. Fusion addresses semiconductor manufacturers’ economic and performance requirements today, while enabling their technology roadmap of tomorrow. LTX’s web site is www.ltx.com.

###

LTX and Fusion are registered trademarks and enVision++ is a trademark of LTX Corporation.

LTX CORPORATION

CONSOLIDATED BALANCE SHEET

(Audited)

(In thousands)

	July 31, 2003	July 31, 2002
ASSETS
Current assets:
Cash equivalents	$73,167	$144,467
Short term investments	63,416	72,691
Accounts receivable—trade	12,033	19,308
Accounts receivable—other	5,192	10,269
Inventories	66,852	95,152
Prepaid expense	10,989	30,694

Total current assets	231,649	372,581

Property and equipment, net	73,443	76,171
Goodwill and other intangible assets	17,695	—
Other assets	5,040	15,237

	$327,827	$463,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$19,459	$14,870
Current portion of long-term debt	1,262	2,059
Accounts payable	13,380	25,714
Deferred revenues and customer advances	4,738	5,229
Deferred gain on leased equipment	10,350	10,248
Other accrued expenses	26,555	29,043

Total current liabilities	75,744	87,163

Long-term debt, less current portion	64	1,293
Convertible subordinated debentures	150,000	150,000
Stockholders’ equity	102,019	225,533

	$327,827	$463,989

LTX CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except earnings per share amount)

	Three Months Ended July 31, (Unaudited)		Twelve Months Ended July 31, (Audited)
	2003	2002	2003	2002
Net sales	$33,654	$32,630	$119,449	$121,273
Cost of sales	26,821	26,176	97,368	96,006
Inventory related provision	48,483	—	48,483	42,200
Gross margin	(41,650)	6,454	(26,402)	(16,933)
Engineering and product development expenses	15,675	18,275	66,088	71,102
Selling, general and administrative expenses	6,240	7,018	27,321	28,337
In-process research and development	16,100	—	16,100	—
Reorganization costs	1,103	—	6,696	—
Loss from operations	(80,768)	(18,839)	(142,607)	(116,372)
Interest income (expense), net	(763)	(286)	(2,461)	215
Loss before income taxes	(81,531)	(19,125)	(145,068)	(116,157)
Income tax provision	—	71,194	—	33,723
Net loss	$(81,531)	$(90,319)	$(145,068)	$(149,880)
Net loss per share, as reported
Basic	$(1.61)	$(1.84)	$(2.92)	$(3.08)
Diluted	$(1.61)	$(1.84)	$(2.92)	$(3.08)
Weighted average shares:
Basic	50,575	49,031	49,614	48,693
Diluted	50,575	49,031	49,614	48,693

LTX CORPORATION

STATEMENT OF OPERATIONS—NON-GAAP

(Unaudited)

(In thousands, except earnings per share amount)

	Twelve Months Ended July 31, 2002
	GAAP	Special Items	Non-GAAP
Net sales	$121,273		$121,273
Cost of sales	96,006		96,006
Inventory related provision	42,200 (a)	(42,200)	—
Gross margin	(16,933)	42,200	25,267
Engineering and product development expenses	71,102		71,102
Selling, general and administrative expenses	28,337		28,337
In-process research and development	—	—	—
Reorganization costs	—	—	—
Loss from operations	(116,372)	42,200	(74,172)
Interest income (expense), net	215		215
Loss before income taxes	(116,157)	42,200	(73,957)
Income tax benefit/provision	33,723 (b)	(63,306)	(29,583)
Net loss	$(149,680)	105,506	$(44,374)
Net loss before income tax per share, proforma
Basic	$(2.39)	$0.87	$(1.52)
Diluted	$(2.39)	$0.87	$(1.52)
Net loss per share, proforma
Basic	$(3.08)	$2.17	$(0.91)
Diluted	$(3.08)	$2.17	$(0.91)
Weighted average shares:
Basic	48,693	48,693	48,693
Diluted	48,693	48,693	48,693

Notes

a)	$42,200 inventory charge relating to excess inventory.
b)	The Company uses a 40% tax rate as a Non-GAAP measure to help investors to gain a better understanding of our core operating results on a comparative basis.

LTX CORPORATION

STATEMENT OF OPERATIONS—NON-GAAP

(Unaudited)

(In thousands, except earnings per share amount)

	Three Months Ended July 31, 2002
	GAAP	Special Items		Non-GAAP
Net sales	$32,630	—		$32,630
Cost of sales	26,176	—		26,176
Inventory related provision	—	—		—
Gross margin	6,454	—		6,454
Engineering and product development expenses	18,275	—		18,275
Selling, general and administrative expenses	7,018	—		7,018
In-process research and development	—	—		—
Reorganization costs	—	—		—
Loss from operations	(18,839)	—		(18,839)
Interest income (expense), net	(286)			(286)
Loss before income taxes	(19,125)	—		(19,125)
Income tax benefit/provision	71,194 (a)	(78,844	)(b)	(7,650)
Net loss	$(90,319)	(78,844)		$(11,475)
Net loss before income tax per share, proforma
Basic	$(0.39)	$—		$(0.39)
Diluted	$(0.39)	$—		$(0.39)
Net loss per share, proforma
Basic	$(1.84)	$(1.61)		$(0.23)
Diluted	$(1.84)	$(1.61)		$(0.23)
Weighted average shares:
Basic	49,031	49,031		49,031
Diluted	49,031	49,031		49,031

Notes

a)	$78,844 income tax benefit special charge was result of establishing a valuation allowance against the Company's deferred tax asset.
b)	The Company uses a 40% tax rate as a Non-GAAP measure to help investors to gain a better understanding of our core operating results on a comparative basis.

LTX CORPORATION

STATEMENT OF OPERATIONS—NON-GAAP

(Unaudited)

(In thousands, except earnings per share amount)

	Twelve Months Ended July 31, 2003
	GAAP	Special Items	Non-GAAP
Net sales	$119,449	—	$119,449
Cost of sales	97,368	—	97,368
Inventory related provision	48,483 (a)	(48,483)	—
Gross margin	(26,402)	48,483	22,081
Engineering and product development expenses	66,088	—	66,088
Selling, general and administrative expenses	27,321	—	27,321
In-process research and development	16,100 (b)	(16,100)	—
Reorganization costs	6,696 (c)	(6,696)	—
Loss from operations	(142,607)	71,279	(71,328)
Interest income (expense), net	(2,461)	—	(2,461)
Loss before income taxes	(145,068)	71,279	(73,789)
Income tax benefit	— (d)	(29,516)	(29,516)
Net loss	$(145,068)	100,795	$(44,273)
Net loss before income tax per share, proforma
Basic	$(2.92)	$1.44	$(1.49)
Diluted	$(2.92)	$1.44	$(1.49)
Net loss per share, proforma
Basic	$(2.92)	$2.03	$(0.89)
Diluted	$(2.92)	$2.03	$(0.89)
Weighted average shares:
Basic	49,614	49,614	49,614
Diluted	49,614	49,614	49,614

Notes

a)	$48,483 Inventory charge relating to excess inventory.
b)	$16,100 In-process research and development charge associated with the acquistion of StepTech, Inc.
c)	$6,696 reorganization cost represents $339, $3603, $1990 workforce reduction charges taken in Q4, Q2, and Q1, respectively and a $764 asset impairment charge in Q4.
d)	The Company uses a 40% tax rate as a Non-GAAP measure to help investors to gain a better understanding of our core operating results on a comparative basis.

LTX CORPORATION

STATEMENT OF OPERATIONS—NON-GAAP

(Unaudited)

(In thousands, except earnings per share amount)

	Three Months Ended July 31, 2003
	GAAP	Special Items	Non-GAAP
Net sales	$33,654		$33,654
Cost of sales	26,821		26,821
Inventory related provision	48,483 (a)	(48,483)	—
Gross margin	(41,650)	48,483	6,833
Engineering and product development expenses	15,675		15,675
Selling, general and administrative expenses	6,240		6,240
In-process research and development	16,100 (b)	(16,100)	—
Reorganization costs	1,103 (c)	(1,103)	—
Loss from operations	(80,768)	65,686	(15,082)
Interest income (expense), net	(763)		(763)
Loss before income taxes	(81,531)	65,686	(15,845)
Income tax benefit	— (d)	(6,338)	(6,338)
Net loss	$(81,531)	72,024	$(9,507)
Net loss before income tax per share, proforma
Basic	$(1.61)	$1.30	$(0.31)
Diluted	$(1.61)	$1.30	$(0.31)
Net loss per share, proforma
Basic	$(1.61)	$1.42	$(0.19)
Diluted	$(1.61)	$1.42	$(0.19)
Weighted average shares:
Basic	50,575	50,575	50,575
Diluted	50,575	50,575	50,575

Notes

a)	$48,483 Inventory charge relating to excess inventory.
b)	$16,100 In-process research and development charge associated with the acquistion of StepTech, Inc.
c)	The $1,103 reorganization cost represents $339 for workforce reductions and $764 for assets deemed to be impaired.
d)	The Company uses a 40% tax rate as a Non-GAAP measure to help investors to gain a better understanding of our core operating results on a comparative basis.